Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE November 14, 2019

ACME UNITED CORPORATION BOARD APPROVES NEW STOCK BUYBACK PROGRAM

FAIRFIELD, CONN. – November 14, 2019 – Acme United Corporation (NYSE American: ACU) announced today that its Board of Directors approved a new stock repurchase program of up to 200,000 of its outstanding common stock. The Company may also repurchase up to 17,999 shares under a repurchase program announced on November 22, 2010.

Walter C. Johnsen, Chairman and CEO, said, “Acme United has generated over $14 million in free cash flow during the twelve months ended September 30, 2019. We are generating strong earnings and have been continuing to reduce our debt. Our goal is to be positioned for growth and acquisition opportunities as well as for appropriate stock repurchases and quarterly dividends.”

The Company’s repurchases may be affected from time to time through solicited or unsolicited transactions in the open market or in privately negotiated transactions. The program does not have an expiration date or a limit on the maximum dollar value that may be spent on repurchases. The purchases will be made at times and in amounts as the Company deems appropriate, based on price, general market conditions and other factors. This program may be discontinued at any time and will be conducted in accordance with SEC regulations and other legal requirements.

There were 3,352,130 shares outstanding as of November 13, 2019.

 ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

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Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; (viii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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